Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2019

CALABASAS, Calif., November 7, 2019 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights Compared to Third Quarter 2018

•	Total revenues decreased by 5.9% to $198.2 million

•	Net income decreased by 7.5% to $19.3 million, or $0.49 per common share, diluted

•	Revenue from financing fees increased by 0.4% to $16.0 million supported by refinancing activity

•	Private Client brokerage revenue decreased by 3.7% compared to 8.6% growth in the third quarter of 2018

•	Middle Market and Larger Transaction combined brokerage revenue decreased by 12.0%, with a difficult comparison to the combined 26.9% growth in the third quarter of 2018

Nine Months 2019 Highlights Compared to Nine Months 2018

•	Total revenues decreased by 2.7% to $568.5 million

•	Net income decreased by 7.9% to $56.2 million, or $1.42 per common share, diluted

•	Adjusted EBITDA decreased by 11.0% to $83.0 million

•	Revenue from financing fees increased by 15.2% to $47.5 million supported by an increase in refinancing activity

•	Private Client brokerage revenue decreased by 1.2% compared to 6.7% growth in the same period in 2018

•	Middle Market and Larger Transaction combined brokerage revenue decreased by 10.2%, with a difficult comparison to the combined 33.5% growth in the same period in 2018

Hessam Nadji, President and CEO stated, “Investor sentiment in the third quarter was weighted down by heightened recession concerns and trade tensions, notwithstanding still-strong real estate fundaments. The Fed’s reversal from raising interest rates a year ago to lowering rates this year also slowed momentum as many investors delayed transactions amid a changing environment and in anticipation of cheaper debt. Despite a persistent bid/ask spread and interim slowdown in sales, rents are rising, and occupancies are healthy in nearly all asset classes. Recent interest rate reductions, which appear to have bottomed, steady job growth and progress on the trade front should result in more transaction activity over the next few quarters. We are also encouraged by modest, steady growth in our pipeline, progress on the acquisition front and growth in our financing division.”

Mr. Nadji continued, “As we look ahead, MMI once again faces a challenging comparable given record growth in the fourth quarter of 2018. Our team remains focused on delivering best-in-class education and execution to our clients as they determine the appropriate timing for their individual transactions. We believe the Company is well positioned to further expand market share organically and through selective acquisitions. Our balance sheet remains a source of strength providing MMI the flexibility to continue to grow shareholder value over the long-term.”

Third Quarter 2019 Results Compared to Third Quarter 2018

Total revenues for the third quarter of 2019 were $198.2 million compared to $210.6 million for the same period in the prior year, a decrease of 5.9%. The change in total revenues was primarily driven by a 6.1% decrease in real estate brokerage commissions to $180.2 million. This decrease in real estate brokerage commissions was primarily due to a decline in the number of investment sales transactions and average commissions rates, partially offset by an increase in sales volume.

Total operating expenses for the third quarter of 2019 decreased by 4.9% to $174.1 million, compared to $183.2 million for the same period in the prior year. The decrease was primarily driven by a 6.6% reduction in cost of services and a 1.2% reduction in selling, general and administrative expense. Cost of services as a percent of total revenues decreased by 50 basis points to 62.6% compared to the same period in the prior year, primarily driven by transaction size, mix and brokerage compensation.

Selling, general and administrative expenses for the third quarter of 2019 decreased by 1.2% to $48.1 million, compared to the same period in the prior year. The decrease was primarily due to lower costs associated with (i) compensation related costs, including salaries and related benefits and management performance compensation, primarily driven by the reduction in management performance compensation; (ii) stock-based compensation; and (iii) legal costs. These decreases were partially offset by increases in (i) sales operations support and promotional marketing expenses; (ii) facilities expenses due to expansion of existing offices; and (iii) net other expense categories, primarily driven by an increase in certain licensing fees.

Net income for the third quarter of 2019 was $19.3 million, or $0.49 per common share (basic and diluted), compared to net income of $20.9 million, or $0.53 per common share (basic and diluted), for the same period in the prior year. Adjusted EBITDA for the third quarter of 2019 decreased by 13.3% to $27.9 million, compared to adjusted EBITDA of $32.2 million for the same period in the prior year.

Nine Months 2019 Results Compared to Nine Months 2018

Total revenues for the nine months ended September 30, 2019, were $568.5 million, compared to $584.5 million for the same period in the prior year, a decrease of 2.7%. Total operating expenses for the nine months ended September 30, 2019, decreased by 1.1% to $499.2 million compared to $504.7 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 60.5%, down 10 basis points compared to the first nine months of 2018. The Company reported net income for the nine months ended September 30, 2019 of $56.2 million, or $1.43 per common share basic and $1.42 per common share diluted, compared with net income of $61.0 million, or $1.56 per common share basic and $1.55 per common share diluted for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2019, decreased by 11.0% to $83.0 million, from $93.3 million for the same period in the prior year. As of September 30, 2019, the Company had 1,945 investment sales and financing professionals, a net gain of 75 over the prior year.

Business Outlook

We believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of commercial property sales transactions and approximately 60% of the commission pool and is highly fragmented. Top 10 brokerage firms led by MMI have an estimated 24% share of this segment by transaction count. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

Key factors that may influence the Company’s business during the remainder of 2019 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term in view of a maturing cycle, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on apparent bottoming of interest rate easing cycle and economic initiatives which may increase real estate investor demand

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher average commission payout

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty which may cause investors to refrain from transacting

•	The potential for feasible acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, November 7, 2019, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, November 21, 2019, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode13694739.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2019, the Company had approximately 1,950 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,920 transactions for the nine months ended September 30, 2019, with a sales volume of approximately $34.9 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2019 and beyond and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, senior executives and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Real estate brokerage commissions	$180,198	$191,980	$513,815	$536,145
Financing fees	16,013	15,947	47,487	41,234
Other revenues	2,009	2,663	7,218	7,154

Total revenues	198,220	210,590	568,520	584,533

Operating expenses:
Cost of services	124,147	132,896	343,682	354,414
Selling, general and administrative expense	48,091	48,659	149,845	145,792
Depreciation and amortization expense	1,910	1,651	5,674	4,529

Total operating expenses	174,148	183,206	499,201	504,735

Operating income	24,072	27,384	69,319	79,798
Other income (expense), net	2,573	2,127	9,067	5,060
Interest expense	(329)	(342)	(1,018)	(1,054)

Income before provision for income taxes	26,316	29,169	77,368	83,804
Provision for income taxes	7,024	8,315	21,159	22,772

Net income	19,292	20,854	56,209	61,032

Other comprehensive income (loss):
Marketable securities, available-for-sale:
Change in unrealized gains (losses)	160	(115)	1,874	(779)
Less: reclassification adjustment for net (gains) losses included in other income (expense), net	(23)	—	(41)	8

Net change, net of tax of $46, $(38), $617 and $(259) for the three and nine months ended September 30, 2019 and 2018, respectively	137	(115)	1,833	(771)
Foreign currency translation gain (loss), net of tax of $0 for each of the three and nine months ended September 30, 2019 and 2018	114	(29)	(200)	44

Total other comprehensive income (loss)	251	(144)	1,633	(727)

Comprehensive income	$19,543	$20,710	$57,842	$60,305

Earnings per share:
Basic	$0.49	$0.53	$1.43	$1.56
Diluted	$0.49	$0.53	$1.42	$1.55

Weighted average common shares outstanding:
Basic	39,441	39,191	39,383	39,147
Diluted	39,550	39,484	39,527	39,359

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $12.1 billion for the three months ended September 30, 2019, encompassing 2,435 transactions consisting of $9.6 billion for real estate brokerage (1,753 transactions), $1.7 billion for financing (491 transactions) and $0.8 billion in other transactions, including consulting and advisory services (191 transactions). Total sales volume was $34.9 billion for the nine months ended September 30, 2019, encompassing 6,920 transactions consisting of $25.9 billion for real estate brokerage (4,992 transactions), $5.0 billion for financing (1,363 transactions) and $4.0 billion in other transactions, including consulting and advisory services (565 transactions). As of September 30, 2019, the Company had 1,846 investment sales professionals and 99 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2019	2018	2019	2018

Average Number of Investment Sales Professionals	1,837	1,738	1,829	1,701
Average Number of Transactions per Investment Sales Professional	0.95	1.04	2.73	3.03
Average Commission per Transaction	$102,794	$106,125	$102,928	$104,187
Average Commission Rate	1.88%	2.06%	1.98%	2.05%
Average Transaction Size (in thousands)	$5,460	$5,140	$5,190	$5,084
Total Number of Transactions	1,753	1,809	4,992	5,146
Total Sales Volume (in millions)	$9,571	$9,298	$25,908	$26,162

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2019	2018	2019	2018

Average Number of Financing Professionals	98	104	103	97
Average Number of Transactions per Financing Professional	5.01	4.17	13.23	12.28
Average Fee per Transaction	$31,203	$34,733	$33,361	$33,326
Average Fee Rate	0.90%	0.84%	0.91%	0.90%
Average Transaction Size (in thousands)	$3,460	$4,112	$3,685	$3,717
Total Number of Transactions	491	434	1,363	1,191
Total Financing Volume (in millions)	$1,699	$1,785	$5,023	$4,427

(1)	Operating metrics calculated excluding certain financing fees not directly associated with transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	274	$173	$7,182	268	$166	$7,224	6	$7	$(42)
Private Client Market ($1 - $10 million)	1,301	4,257	121,228	1,352	4,382	125,898	(51)	(125)	(4,670)
Middle Market (≥$10 - $20 million)	109	1,466	25,997	119	1,581	31,158	(10)	(115)	(5,161)
Larger Transaction Market (≥$20 million)	69	3,675	25,791	70	3,169	27,700	(1)	506	(1,909)

	1,753	$9,571	$180,198	1,809	$9,298	$191,980	(56)	$273	$(11,782)

	Nine Months Ended September 30,
	2019			2018			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	733	$474	$19,607	764	$489	$20,819	(31)	$(15)	$(1,212)
Private Client Market ($1 - $10 million)	3,753	12,160	345,812	3,819	12,038	350,062	(66)	122	(4,250)
Middle Market (≥$10 - $20 million)	312	4,234	76,521	350	4,789	85,984	(38)	(555)	(9,463)
Larger Transaction Market (≥$20 million)	194	9,040	71,875	213	8,846	79,280	(19)	194	(7,405)

	4,992	$25,908	$513,815	5,146	$26,162	$536,145	(154)	$(254)	$(22,330)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	September 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$226,081	$214,683
Commissions receivable	6,316	4,948
Prepaid expenses	9,330	7,904
Income tax receivable	7,786	—
Marketable securities, available-for-sale	124,475	137,436
Other assets, net	12,352	6,368

Total current assets	386,340	371,339
Prepaid rent	—	13,892
Property and equipment, net	21,609	19,550
Operating lease right-of-use assets, net	90,165	—
Marketable securities, available-for-sale	70,785	83,209
Assets held in rabbi trust	9,102	8,268
Deferred tax assets, net	18,513	22,959
Goodwill and other intangible assets, net	14,647	15,385
Other assets	53,432	31,778

Total assets	$664,593	$566,380

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$11,003	$11,035
Notes payable to former stockholders	6,564	1,087
Deferred compensation and commissions	32,450	47,910
Income tax payable	—	4,486
Operating lease liabilities	17,500	—
Accrued bonuses and other employee related expenses	16,964	28,338

Total current liabilities	84,481	92,856
Deferred compensation and commissions	41,695	49,887
Notes payable to former stockholders	—	6,564
Operating lease liabilities	64,316	—
Deferred rent and other liabilities	2,001	7,499

Total liabilities	192,493	156,806

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2019, and December 31, 2018, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,132,236 and 38,814,464 at September 30, 2019 and December 31, 2018, respectively	4	4
Additional paid-in capital	102,142	97,458
Stock notes receivable from employees	(4)	(4)
Retained earnings	367,550	311,341
Accumulated other comprehensive income	2,408	775

Total stockholders’ equity	472,100	409,574

Total liabilities and stockholders’ equity	$664,593	$566,380

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$19,292	$20,854	$56,209	$61,032
Adjustments:
Interest income and other (1)	(2,725)	(1,824)	(7,828)	(4,626)
Interest expense	329	342	1,018	1,054
Provision for income taxes	7,024	8,315	21,159	22,772
Depreciation and amortization	1,910	1,651	5,674	4,529
Stock-based compensation	2,114	3,147	7,040	8,919
Non-cash MSR activity (2)	(79)	(330)	(232)	(371)

Adjusted EBITDA (3)	$27,865	$32,155	$83,040	$93,309

(1)	Other for the three and nine months ended September 30, 2019 and 2018 includes net realized gains (losses) on marketable securities, available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The decrease in Adjusted EBITDA for the three and nine months ended September 30, 2019 compared to the same periods in 2018 is primarily due to lower total revenues and a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards